Redacted Version
Confidential Treatment Sought
with respect to certain portions of the Agreement indicated
by a [ * ]

CLINICAL RESEARCH SERVICES AGREEMENT

BETWEEN

ADVAXIS, INC

AND

PHARM-OLAM INTERNATIONAL LTD.

TABLE OF CONTENTS

RECITALS		1

1.	DEFINITIONS	1

2.	INTERPRETATION	5

3.	APPOINTMENT & RELATIONSHIP OF PARTIES	5

4.	REPRESENTATIONS & WARRANTIES	6

5.	POI's OBLIGATIONS	6

6.	THE COMPANY's OBLIGATIONS	7

7.	CRO COMPENSATION	8

8.	INSURANCE	9

9.	CONFIDENTIALITY	9

10.	INTELLECTUAL PROPERTY	10

11.	ARBITRATION	10

12.	NON-SOLICITATION OF STAFF	11

13.	TERM & TERMINATION	11

14	CONSEQUENCES OF TERMINATION	13

15.	GENERAL PROVISIONS	13

16.	APPLICABLE LAW	15

Attachment I and IA	Payment Schedule, Budget, pass through and Timelines Schedule

Attachment II	POI Clinical Research Services and POI deliverables

Attachment III	Protocol and Schedule of Procedures

Advaxis Clinical Research Agreement
April 6, 2005

This Clinical Research Services Agreement (this Agreement) is made and entered into effective as of April 4, 2005, by and between Advaxis, Inc. (hereafter “THE COMPANY”), a Colorado Company with its principal office at 212 Carnegie Center, Suite 206, Princeton, New Jersey 08540, and PHARM-OLAM INTERNATIONAL LTD. (hereafter “POI”), a Texas limited partnership, with its principal office at 450 N Sam Houston Pkwy, Suite 450, Houston, TX 77060, United States.

RECITALS

WHEREAS, THE COMPANY is a biotech company that develops biological vaccines to cure cancer; and

WHEREAS, POI is a contract research organization that plans, implements, and manages clinical trials; and

WHEREAS, THE COMPANY desires to engage POI to assist THE COMPANY in planning, implementing, and managing regulatory and conduct of a phase I clinical trial on an Investigational Biological Product Lovaxin C, as hereafter defined; and

WHEREAS, POI is willing to accept such engagement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.    DEFINITIONS

For purposes of this Agreement and the Protocol Synopsis, each capitalized term shall have the meaning ascribed to it in this Agreement. Each capitalized term not defined in this Agreement shall have the meaning ascribed to that term in the Protocol. In the event of a discrepancy in the meaning ascribed to a term in the body of this Agreement and the meaning ascribed to that term in the Protocol, the definition utilized in the body of this Agreement shall control.

1.1    “Case Report Form” or “CRF” means the record of pertinent information collected on each subject who participates in the Study;

1.2    “Clinical Laboratory Agreement” means the Agreement between THE COMPANY and the clinical laboratory or laboratories that will provide clinical laboratory services for the Study.

1.3    “Clinical Research Associate” or “CRA” means the person assigned by POI to monitor one or more Study Sites.

Advaxis Clinical Research Agreement
April 6, 2005

1.4    “Clinical Trial Agreement” means the agreement between POI and an Investigator that details the respective rights and obligations of both parties in relation to the Study;

1.5    “Clinical Trial Materials” means the Investigational Product, printed Case Report Forms, competitor substances, CRF monitoring conventions, the Protocol, the investigational drug brochure, informed consent form, guidelines for use of the Investigational Product, and all other materials provided by THE COMPANY to conduct the Study.

1.6    “Closeout Services” means those services described in Section 14 to be performed by POI upon termination of this Agreement.

1.7    “Company Obligations” means the obligations of THE COMPANY under this Agreement.

1.8    “Confidential Information” means any information, whether written or oral, including all notes, studies, customer lists, forms, business or management methods, marketing data, fee schedules, or trade secrets of any member of the POI Group or of THE COMPANY, as appropriate, disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transaction or documents executed by the parties pursuant to this Agreement. In addition, Confidential Information shall include any data or information developed or generated in the course of performance of this Agreement. Publication of the fact that THE COMPANY and POI have entered into a clinical trials agreement, without disclosing the terms and provisions of this Agreement, shall not be construed as unauthorized disclosure of Confidential Information.

Confidential Information does not include any information that (i) is or becomes generally available to and known by the public, other than as a result of an unauthorized disclosure directly or indirectly by the receiving party or its affiliates, advisors, or representatives; (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the furnishing party or its affiliates, advisors, or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge at the time of such disclosure; or (iii) has already been or is hereafter independently developed by the receiving party by persons not having access to the Confidential Information of the furnishing party.

The parties acknowledge that they have already executed a confidentiality agreement. (“CDA”) In the event of a conflict or a contradiction between this Agreement and the CDA, the terms of the CDA shall control.

1.9    “CRO Compensation” means the compensation to be paid by THE COMPANY to POI as set out in Attachment 1.

1.10   “Effective Date” means the effective date of this Agreement as set forth in the initial paragraph of this Agreement.

Advaxis Clinical Research Agreement
April 6, 2005

1.11   “Food and Drug Administration” means the United States government agency responsible for ensuring compliance with the Food, Drug, and Cosmetics Act of 1938.

1.12   “Force Majeure Event” means an event beyond the reasonable control of the relevant party including, but not limited to, acts of God, a public enemy, or a civil or military authority; fires or other catastrophes; strikes, lockouts, or other industrial action taken by the employees of any party or any third party; delays in transportation; riots; or invasions, wars, or threats of war.

1.13   “Good Clinical Practice” means the clinical standards established by the FDA and counterpart agencies of each country in which the Study will take place, designed to regulate the activities of THE COMPANY’s investigators, monitors, and Institutional Review Boards (“IRBs”) involved in clinical drug testing.

1.14   “Institutional Review Board” means the independent group of professionals designated to ensure that the Study is safe and effective for human participation and that the Study adheres to the regulations issued by the FDA and any other applicable country-specific laws, regulations or guidelines.

1.15   “Investigational New Drug Application” or “IND” means the petition filed by THE COMPANY with the FDA requesting the FDA to allow human testing on the Investigational Product.

1.16   “Investigational Product” means the product (drug, device, or biologic) described in the Protocol that will be evaluated in this Study.

1.17   “Investigator” means an individual who actually conducts a clinical investigation, i.e., under whose immediate direction the Investigational Product is administered or dispensed to, or used involving a subject, or, in the event of an investigation conducted by a team of individuals, is the responsible leader of that team.

1.18   “POI Group” means the following persons and entities, as constituted at the date of this Agreement or subsequently: (i) POI; and (ii) any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with POI.

1.19   “POI’s Obligations” means the obligations of POI under this Agreement.

1.20   “Project Manager” means the manager assigned by POI to be the primary contact person between POI and THE COMPANY during the Study.

1.21   “Protocol” means the plan that describes the objectives, study design, and methodology and any approved amendments thereto, which is attached as Attachment III, and which is herein incorporated by reference.

Advaxis Clinical Research Agreement
April 6, 2005

1.22   “Regulatory Requirements” means those laws, regulations, and professional and ethical standards and guidelines then in effect in the countries in which the Study is conducted that apply to the Investigational Product or clinical trials in general.

1.23   “Related Products” means any product (drug, device, or biologic), other than the Investigational Product, administered or utilized as part of this Study.

1.24   “Serious Adverse Event” shall take the meaning given this term in the Protocol.

1.25   “Services” means the services to be furnished by POI in connection with the Study as set out in this Agreement and the list of deliverable specified in Attachment II.

1.26   “Staff” means the staff assigned to the Study by THE COMPANY either directly or indirectly through the Clinical Trial Agreement.

1.27   “Standard Operating Procedures” or “SOP’s” means internal procedures for the management of a clinical trial designed to ensure that the trial is carried out in a consistent, controlled, and effective manner.

1.28   “Study” means the clinical trial of the Investigational Product, the details of which are set out in the Attachments I, II and III and the Protocol..

1.29   “Study Documents” means the documents produced by POI in connection with the Study that are, in the sole discretion of POI, necessary for the production of the Final Study Report.

1.30   “Term” means the duration of this Agreement as set out in Section 13.

2.    INTERPRETATION

2.1    Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and the plural to include the singular, unless the context requires otherwise.

2.2    The headings of the sections of this Agreement are inserted for convenience only and in no way define, limit, or prescribe the intent of this Agreement.

2.3    Unless otherwise specified, references in this Agreement to Sections and Attachment I are to the sections of, and Attachment I to, this Agreement. Attachment I is deemed to be incorporated into, and form part of, this Agreement, and the term “Agreement” shall be construed accordingly.

2.4    Unless otherwise specified, any reference to a statute, rule, or regulation shall be to that statute, rule, or regulation as amended from time to time.

Advaxis Clinical Research Agreement
April 6, 2005

3.    APPOINTMENT AND RELATIONSHIP OF PARTIES

3.1    THE COMPANY hereby engages the services of POI, and POI accepts such engagement, to perform the Study and the Services, under the terms and conditions contained in this Agreement.

3.2    During the Term, POI shall at all times be the independent contractor of THE COMPANY, and nothing in this Agreement is intended, nor shall be construed, to create between THE COMPANY and POI the relationship of principal and agent, employer and employee, partnership, or joint venture, and the parties shall not represent themselves otherwise.

3.3    THE COMPANY shall be liable for its own debts, obligations, acts or omissions, including but not limited to the payment of all required compensation, withholding, social security and other taxes or benefits for THE COMPANYs employees. Likewise, POI shall be liable for its own debts, obligations, acts or omissions, including but not limited to the payment of all required compensation, withholding, social security and other taxes or benefits for POI’s employees.

3.4    If the Internal Revenue Service or any other government authority shall, at any time, question or challenge the independent contractor status of POI, upon receipt by either party of notice from the Internal Revenue Service or any other governmental authority, the receiving party shall promptly notify the other party and afford the other party the opportunity to participate in any discussion or negotiation with the Internal Revenue Service or other government authority, regardless as to who initiates such discussions or negotiations.

4.    REPRESENTATIONS AND WARRANTIES

4.1    POI warrants to THE COMPANY that it has the authority to enter into this Agreement.

4.2    THE COMPANY warrants to POI that (i) it has the authority to enter into this Agreement; and (ii) all consents and approvals required for the Study (except for the consent of the individuals who will participate in the Study) have been, or will be obtained prior to initiation of the Study.

5.    POI'S OBLIGATIONS

In addition to POI's Obligations set forth in Attachment I and II and elsewhere in this Agreement, POI shall have the following obligations:

5.1    Before commencement of the Study, POI shall assign to the Study a Project Manager and sufficient personnel, including CRAs, with suitable experience and training to fulfill POI's obligations under this Agreement. Any change in the Project Manager thereafter must be reasonably acceptable to THE COMPANY.

Advaxis Clinical Research Agreement
April 6, 2005

5.2    POI shall apply to the Study systems of quality control designed to ensure that, as far as is reasonably practicable, THE COMPANY and the Investigators conduct the Study; generate data; and record and report data, all in compliance with the Regulatory Requirements, Good Clinical Practice, the Protocol, and this Agreement, in that order.

5.3    POI shall use its best efforts to perform the Services and deliverables within the time frames specified in Attachment I.

5.4    POI shall procure and maintain consents, approvals, licenses, and operating certificates as required.

5.5    POI shall retain all material Study Documents, as determined by POI in its sole discretion, until this Agreement has terminated and all Closeout Services has been performed. All Study Documents and CRF’s will be forwarded to THE COMPANY after the Study is completed.

5.6    Company shall have the right to visit and co-monitor a Study Site or inspect and audit any of the Study Documents maintained by POI. All such visits and inspections must be conducted during normal working hours on regular business days, unless otherwise agreed. POI shall arrange access to the Study Site as soon as reasonably practicable following notification by THE COMPANY.

5.7    POI will provide THE COMPANY with written status reports in accordance with either THE COMPANY or POI SOP’s.

5.8    POI shall notify THE COMPANY by phone immediately after becoming aware of a Serious Adverse Event and shall submit an initial written report to THE COMPANY regarding that Serious Adverse Event via facsimile within 24 hours after POI becomes aware of any such event.

5.9    POI shall indemnify and save harmless THE COMPANY, its officers, agents, and employees from all suits, actions, losses, damages, claims, or liability of any character, types, or description, including without limiting the generality of the foregoing, all expenses of litigation, court costs, and reasonable attorney’s fees for injury or death to any person, or injury to property, received or sustained by any person or persons or property, arising out of, or occasioned by POI (or its agents or employees), in connection with its execution or performance of this Agreement. The Investigators are not and shall not be deemed the agents of POI for purposes of this Section 5.9. THE COMPANY will notify POI of any claim or suit which may be subject to the provisions of this Section 5.9 as soon as reasonably practicable after receiving notice of the claim. POI shall have the sole right to control and settle any such claim or suits, and THE COMPANY shall make all reasonable efforts to cooperate (at POI’s expense) as requested by POI in handling any such claim or suit.

Advaxis Clinical Research Agreement
April 6, 2005

5.10   For the removal of any doubt, subject to the Company providing POI with the materials necessary for POI to complete and write the Investigational Product, POI shall be responsible to obtain all approvals, construct all the necessary written materials submit any and all applications as necessary, and cause the Phase I clinical trial to be conducted and completed in accordance with the Protocol (a draft of which is attached hereto as Attachment III) and in a form and manner acceptable to the US Food and Drug Administration.

5.11   In the event the Phase I study is conducted out of the US, POI shall follow the Special Protocol Assessment procedure of the US Food and Drug Administration and seek the feedback or approval of the US Food and Drug Administration to the Protocol.

5.12   Outside regulatory consultant: POI will work with a third party regulatory consultant pre approved by THE COMPANY.

5.13   POI shall be responsible for the list of services and deliverables specified in Attachment II. POI as the contracted research organization agrees to conduct the proposed phase 1b trial for Advaxis with the highest quality of care and in compliance with accepted standards of Good Research Practice and Good Laboratory Practice. Without derogating from the generality of the foregoing statement, the standards of management mentioned in Attachment II shall apply.

6.    THE COMPANY'S OBLIGATIONS

In addition to THE COMPANY's Obligations set forth in the Attachment I and elsewhere in this Agreement, THE COMPANY shall have the following obligations:

6.1    THE COMPANY shall provide POI, at no expense to POI (i) with all information and documentation reasonably necessary for POI to perform its duties hereunder, including but not limited to, all Clinical Trial Materials; and (ii) with all advice, guidance, and assistance reasonably requested by POI to fulfill it duties under this Agreement.

6.2    Except for the POI obligations in Paragraph 5.4, or as otherwise specifically provided herein, THE COMPANY shall procure and maintain all consents, approvals, licenses, and operating certificates required to conduct the Study. THE COMPANY shall also develop, comply with, and require Staff to comply with, policies and procedures designed to assure, at all times, that such consents, approvals, licenses, and operating certificates remain in effect throughout the Term.

6.3    THE COMPANY shall indemnify and save harmless POI, its officers, agents, and employees from all suits, actions, losses, damages, claims, or liability of any character, types, or description, including without limiting the generality of the foregoing, all expenses of litigation, court costs, and attorneys’ fees for injury or death to any person, or injury to property, received or sustained by any person or persons or property, arising out of, or occasioned by the Investigational Product or the acts or omissions of the Staff or THE COMPANY (or its agents or employees), in connection with the Study or their execution or performance of this Agreement. POI will notify THE COMPANY of any claim or suit which may be subject to the provisions of this Section 6.3 as soon as reasonably practicable after receiving notice of the claim. THE COMPANY shall have the sole right to control and settle any such claims or suits, and POI shall make all reasonable efforts to cooperate (at THE COMPANY’s expense) as requested by THE COMPANY in handling any such claim or suit.

Advaxis Clinical Research Agreement
April 6, 2005

7.    CRO COMPENSATION

7.1    THE COMPANY shall pay POI the amounts set forth in Attachment I for all services provided and expenses incurred by POI pursuant to this Agreement, according to the payment schedule set forth in Attachment I. Upon early termination of this Agreement pursuant to Sections 13.2, 13.3, or 13.4, THE COMPANY shall continue to pay POI the amounts set forth in Attachment I for all services provided by POI prior to the termination of this Agreement and for the Closeout Services furnished by POI after the termination of this Agreement, provided that in no event will the amount owed to POI exceed the maximum amounts specified in Attachment I.

7.2    POI shall submit invoices to THE COMPANY upon the completion of each payment milestone event set forth in Attachment I. THE COMPANY shall make full payment of such sums by check or in cleared funds to such bank account in the United States as POI may reasonably specify from time to time, upon receipt of invoice (“Due Date”), without any deduction, set off or withholding except any tax which THE COMPANY is required by law to deduct or withhold. Any amounts which remain unpaid for thirty (30) days or more after the Due Date shall bear interest at the rate equal to 8% per annum. Interest shall be computed on the basis of a 365 or 366-day year, as the case may be, subject to the provisions hereof limiting interest to the maximum rate of interest allowed by applicable law. If any amounts remain unpaid for ninety (90) days or more after the Due Date, POI shall have the right to discontinue all work and services under this Agreement until such amounts are paid in full.

7.3    If THE COMPANY is required by law to make any tax deduction or withholding, THE COMPANY shall provide reasonable assistance as requested by POI to assist POI to claim exemption from, or if that is not possible a credit for, the deduction or withholding under any applicable double taxation or similar agreement. THE COMPANY shall also supply POI from time to time with proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

8.    INSURANCE

8.1    THE COMPANY and POI shall each maintain, at its sole cost and expense, insurance coverage with a reputable insurer (which shall be either occurrence based or claims made coverage) in an amount usual and customary for companies engaged in activities as contemplated by this Agreement. All such insurance shall be in place before the first patient is enrolled in the Study. Each shall designate the other party as an additional named insured on all such policies, and an endorsement shall be made on each such policy prohibiting the insurer from canceling the policy for any reason or substantially modifying its terms without first giving the other party at least twenty-eight (28) days written notice of its intention to do so.

Advaxis Clinical Research Agreement
April 6, 2005

8.2    Upon request by either party, the other party shall provide evidence of that party’s compliance with this Section.

9.    CONFIDENTIALITY

9.1    Except as specified in the following Section, each of the parties agrees (i) that it shall not disclose any Confidential Information of the other party to other persons without the express written authorization of the other party; (ii) that such Confidential Information shall not be used in any way detrimental to the other party; and (iii) that the parties will keep such Confidential Information confidential and will ensure that its affiliates and advisors who have access to such Confidential Information comply with these non-disclosure obligations.

9.2    Notwithstanding the foregoing, the parties may disclose Confidential Information to (i) those of its representatives, including, but not limited to the other party’s legal, financial and accounting advisors, who need to know Confidential Information for the purpose of conducting this Study, it being understood and agreed by the parties that such representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by the respective party not to disclose to any other person any Confidential Information; and (ii) the FDA, an IRB, or comparable governmental or professional body with jurisdiction over the Study provided such disclosure is requested by the respective governmental or professional body or is required in order to satisfy Section 6.1.

In the event that either party determines that it is required by law to disclose the other party’s Confidential Information, or such disclosure is in response to a subpoena or a similar legal process, such disclosure shall be permitted provided that the other party required to make such disclosure promptly notifies the other party and assists the other party in obtaining a protective order or other appropriate remedy.

10.    INTELLECTUAL PROPERTY

10.1   POI acknowledges that, as between THE COMPANY and POI, any and all intellectual property rights that may arise in the Study itself shall belong solely to THE COMPANY, including without limitation all data generated in the course of the Study, and all Clinical Trial Materials.

10.2   THE COMPANY acknowledges that, as between POI and THE COMPANY, any and all intellectual property rights in works authored by POI before the Effective Date of this Agreement and works authored by POI independent of the Study shall belong to POI.

11.    ARBITRATION

11.1    Any controversy or claim between the parties arising out of or relating to this Agreement, shall be finally determined and settled pursuant to arbitration in Princeton, NJ, by three disinterested arbitrators each of whom (i) shall have at least 5 years of experience as an arbitrator and (ii) shall be associated with the American Health Lawyers Association ADR Service or the American Arbitration Association. One arbitrator shall be appointed by THE COMPANY, one arbitrator shall be appointed by POI, and one arbitrator shall be appointed by such party-appointed arbitrators. The third arbitrator shall be an attorney and shall act as chairman. Should either party fail to appoint an arbitrator as contemplated in this Section within 10 days after that party has received such written request, or if the two arbitrators appointed by or on behalf of the parties as contemplated in this Section fail to appoint a third arbitrator, then upon application by either party, the remaining arbitrator(s) shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, which arbitrator(s) shall fill such position with the same force and effect as though such arbitrator(s) had been appointed as contemplated in this Section.

Advaxis Clinical Research Agreement
April 6, 2005

11.2    The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination, award, or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of a party’s own costs incurred in attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall, in the discretion of the arbitrators, be ordered to be paid by the one or both of the parties either equally or in such proportions as may be decided by the arbitrators. The arbitration award shall be final and binding, and judgment upon such award may be entered in any court having jurisdiction. Notwithstanding any other provision hereof, no party shall be awarded punitive or exemplary damages in any arbitration hereunder.

12.   NON-SOLICITATION OF STAFF

During the term of this Agreement and for a period of twelve months following its termination or expiration, THE COMPANY shall not directly or indirectly (i) solicit or entice any employee or contractor of POI with whom it comes into contact as a result of participation in the Study, to be employed by it or any other person or entity; or (ii) approach any such employee or contractor for such purpose or authorize or approve the taking of such action by any other person.

13.   TERM AND TERMINATION

13.1   This Agreement shall commence on the Effective Date and, unless terminated pursuant to this Section 13, shall continue until such time as the Services and Closeout Services have been completed.

13.2   This Agreement may be terminated upon the mutual, written consent of both parties. This Agreement may also be terminated by THE COMPANY without cause upon thirty (30) days prior written notice to the other party.

13.3   Either party may immediately terminate this Agreement for cause, upon written notice to the other party stating the date of termination, pursuant to the following:

13.3.1  Termination by POI. POI may terminate this Agreement for cause upon the occurrence of any of the following events:

Advaxis Clinical Research Agreement
April 6, 2005

(i)    THE COMPANY fails to maintain the insurance coverage required by Section 8.1;

(ii)    The FDA, IRB, or any regulatory authority with jurisdiction over the Study suspends or revokes any consent, approval, license, or operating certificate required to conduct the Study;

(iii)    If THE COMPANY enters into a Clinical Trial Agreement with an Investigator relating to the Study, and the Investigator or any member of the Investigator’s staff fails to possess all qualifications, training, and licenses necessary to perform the duties and obligations of that individual under that agreement or fails in any material manner to abide by the provisions of the Regulatory Requirements or this Agreement; provided, however, that THE COMPANY may cure any such deficiency by removing the affected individual from providing services under this Agreement;

(iv)    THE COMPANY breaches any material provision of this Agreement, other than those specifically referenced in this Section 13.3.1, and fails to remedy that breach within 30 days after receiving notice of such breach; or

(v)    THE COMPANY files a petition for the appointment of a receiver in liquidation or a trustee with respect to itself or any of its property; or any person other than THE COMPANY files a petition for the appointment of a receiver in liquidation or a trustee with respect to THE COMPANY in bankruptcy, insolvency, or reorganization, compromise, adjustment or other relief relating to the relief of debtors, and such involuntary petition is not vacated or set aside or stayed within 60 days from THE COMPANY’s receiving notice of such petition.

13.3.2  Termination by THE COMPANY. THE COMPANY may terminate this Agreement for cause upon the occurrence of any of the following events:

(i)    The FDA, IRB, or any regulatory authority with jurisdiction over the Study suspends or revokes any consent, approval, license, or operating certificate required to conduct the Study;

(ii)    The occurrence of a Serious Adverse Event which should cause the Study to be terminated due to safety concerns
(iii)   POI breaches any material provision of this Agreement, other than those specifically referred to in this Section 13.3.2, and fails to remedy that breach within 30 days after receiving notice of such breach; or

(iv)    POI files a petition for the appointment of a receiver in liquidation or a trustee with respect to itself or any of its property; any entity POI controls makes a voluntary assignment for the benefit of creditors or files a petition in bankruptcy or insolvency or for reorganization, compromise, adjustment, or other relief; or if any person other than POI files a petition for the appointment of a receiver in liquidation or a trustee with respect to POI or any entity it controls in bankruptcy, insolvency, or reorganization, compromise, adjustment or other relief relating to the relief of debtors, and such involuntary petition is not vacated or set aside or stayed within 60 days from POI’s receiving notice of the petition.

Advaxis Clinical Research Agreement
April 6, 2005

13.4    In the event of any change or reinterpretation of a Regulatory Requirement, the adoption of any new law or regulation, or the initiation of an enforcement action with response to laws, regulations, or guidelines applicable to this Agreement, any of which shall affect the legality of this Agreement, the parties agree to negotiate in good faith to amend this Agreement to comply with the offended law or regulation. If the parties do not agree to such amendment within 30 days prior to the effective date of the offended law or regulation (or such earlier time as may be required to comply), then either party may terminate this Agreement immediately by giving written notice to such effect to the other party.

14.    CONSEQUENCES OF TERMINATION

14.1    The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of termination.

14.2    Without limiting the foregoing, upon termination of this Agreement, THE COMPANY shall, in addition to all CRO Compensation then due, compensate POI, as specified in Attachment I, for all Closeout Services required to terminate and closeout the Study, including but not limited to, any activities necessary to satisfy the requirements of any governmental, regulatory, or professional authority with jurisdiction over the Study

15.    GENERAL PROVISIONS

15.1    This Agreement sets forth the entire agreement and understanding among the parties as to the matters contained therein, and merges and supersedes any prior discussions, agreements, and understanding of every kind and nature relating thereto.

15.2    Any amendment of or modification to this Agreement shall become effective only if it is in writing and executed by the parties.

15.3    This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, trustees, receivers, successors and permitted assigns.

15.4    Except as otherwise specified in this Agreement or otherwise agreed to by the parties in writing, all notices, requests, demands, and other communications provided for in this Agreement shall be in writing in English and shall be deemed to have been given at the time when personally delivered, or mailed by registered or certified mail, return receipt requested, to the address of the other party stated below or to such other address as any such party may have fixed by notice, provided, however, that any notice of change of address shall be effective only upon receipt by addressee.

Advaxis Clinical Research Agreement
April 6, 2005

All notices to THE COMPANY shall be addressed to:

Mr. Todd Durbin
Advaxis, Inc.
212 Carnegie Center, Suite 206
Princeton, N.J. 08540

If notices or communications by telephone or facsimile are specifically authorized in this Agreement or otherwise agreed to by the parties in writing, calls to THE COMPANY shall be placed and facsimiles to THE COMPANY shall be sent to the following numbers:
Phone:  609 895 7150 Fax: 801 459 3596.

All notices to POI shall be addressed to:
John Hovre
Executive Vice President
Pharm-Olam International Ltd.
450 N. Sam Houston Pkyw. Ste 250
Houston, TX 77060

If notices or communications by telephone or facsimile are specifically authorized in this Agreement or otherwise agreed to by the parties in writing, calls to POI shall be placed and facsimiles to POI shall be sent to the following numbers:
Phone: (713) 463-8075
Fax: (713) 463-8281
The parties shall give notice to each other of any change of their address or telephone, facsimile, or similar number at the earliest possible opportunity.

15.5   All agreements of the parties, as well as any rights or benefits accruing to them, pertaining to a period of time following the termination or expiration of this Agreement or any of its provisions, including but not limited to Paragraph 6.3, and Sections 7 through 12, and 14, shall survive such termination or expiration hereof and shall not be merged.

15.6   The waiver by any party of a breach or default by any other party shall not operate as a waiver of a continuing or subsequent breach or default of the same or a different nature or kind.

15.7   If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the invalid provision substantially impairs the benefits of the remaining provisions of this Agreement.

Advaxis Clinical Research Agreement
April 6, 2005

15.8   No party may assign this Agreement or its rights and duties hereunder, without the prior written consent of the other party, except that THE COMPANY may assign this Agreement to a purchaser or acquirer of substantially all of the business to which this Agreement relates.

15.9   The provisions of this Agreement shall be self-executing and shall not require further agreement by the parties except as may otherwise be specifically provided in this Agreement; provided, however, that, at the request of a party, the other party shall execute such additional instruments and perform such additional acts as may be reasonably necessary to effectuate this Agreement.

15.10   This Agreement may be executed in counterpart originals, with each counterpart to be deemed an original, but all counterparts together shall constitute a single instrument.

15.11   In the event that performance by a party of any of its obligations under the terms of this Agreement shall be interrupted or delayed by a Force Majeure, that party shall be excused from such performance for the same amount of time as such occurrence shall have lasted or such period of time as is reasonably necessary after such occurrence abates for the effects thereof to have dissipated.

16.    APPLICABLE LAW

This Agreement shall be governed by and be construed under the laws of the State of New Jersey, without giving effect to its choice-of-law rules, and exclusive venue of any action or other proceeding that may be brought or arise out of, in connection with, or by reason of this Agreement shall be in NJ, United States.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto and is effective as of the day and year first above written.

Adavaxis, Inc.

By: ____________________________________

Pharm-Olam, Int'l.

By: ____________________________________

John Hovre, its Executive Vice President

Advaxis Clinical Research Agreement
April 6, 2005

Attachment I

Timelines and Payment Schedule

Timelines:

Event	Date

Protocol Completion and Investigator Brochure	Completed and attached
Submitting request for Special
Protocol Assessment meeting with FDA	[ * ]
Special Protocol Assessment meeting with FDA	[ * ]
Submit to Ethics Committee and RA, [ * ]	[ * ]
Submit IND with FDA	[ * ]
Approval [ * ]	[ * ]
Approval [ * ]	[ * ]
First patient in to study [ * ]	[ * ]
Last patient in to study	[ * ]
Interim report	[ * ]
Last patient out of study	[ * ]
Close database	[ * ]
Statistical analysis complete	[ * ]
Study draft Final Report	[ * ]

CRO Total Grant	$[ * ]
 Excluding pass-through costs

Payment Schedule for Services:

[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

* these payments are subject to the closing of an equity financing equal or greater to $[ * ]

Advaxis Clinical Research Agreement
April 6, 2005

Pass-throughs:

Invoices will be sent to Advaxis, Inc for all pass-through cost.
The parties agree that the pass-through costs shall not exceed the cost structure detailed in Attachment IA:

Attachment IA

Pass-throughs

Item	Cost ($)	Notes
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
Total	$181,080
[ * ]

Advaxis Clinical Research Agreement
April 6, 2005

Attachment II
Clinical Research Services and POI’s deliverables

POI Deliverables
1.	Protocol Completion
2.	Investigator Brochure completion
3.	Submitting request for Special Protocol Assessment meeting with FDA
4.	Special Protocol Assessment meeting with FDA
5.	Submit to Ethics Committee and RA, [ * ]
6.	Submit IND with FDA
7.	Obtain Approval for Phase I in Lovaxin C in [ * ]
8.	Obtain Approval for Phase I in Lovaxin C in [ * ]
9.	Recruit 2 Phase I study sites In [ * ]
10.	Recruit 2 Phase I study sites In [ * ]
11.	Provide an Interim study report after 10 patients have completed the treatment
12.	Create and manage a database accessible to Advaxis at all times.
13.	Perform and complete statistical analysis
14.	Study draft Final Report
15.	Study final report

Quality of Study Management

1.
A site screening visit that assures each site has the appropriate facilities and personnel to conduct the proposed study. This includes approved and certified physicians, a dedicated study nurse, and adequate clerical personnel necessary facilities for patient visits, diagnostic devices, and so forth.

2.
A study initiation visit for previously screened sites in which the specific details of the protocol are reviewed in detail and instruction is given to the site personnel as to the correct methods for conducting the study. Specific attention is paid to following the study plan and schedule, collecting information, completing case report forms (CRF) and assuring their veracity when compared with the patient charts.

3.
A monitoring schedule which assures that CRFs are audited on a timely basis. Weekly calls to the site to track patient enrollment and visits at least once per month to assure adequate patient enrollment, enrolled patients are being treated in compliance with the protocol as written, auditing of CRF against original documents (patient charts, scans, X-rays, lab reports, etc). The retrieval of all CRF, or portions of CRF, which are completed, audited, and ready for data entry.

4.	Verification of data entered into the analytic database against the CRF data forms to assure the reliability of the data to be analyzed.

Advaxis Clinical Research Agreement
April 6, 2005

Attachment III
Protocol

Not yet finalized.

Advaxis Clinical Research Agreement
April 6, 2005